EXHIBIT 99.1

February 6, 2023

TO:	All Stockholders (Addressed Individually)

SUBJECT:	Report from the President

Liquidity is the Mission and the Means

Last month, we announced the launch dates for the 2023 Rounds of our Affordable Housing Program (“AHP”) and our Homebuyer Dream Program® (“HDP®”) – our two flagship programs through which we partner with our members to provide grant funding in support of affordable housing and homeownership opportunities across our region. On February 21, the 2023 AHP Round will open with $38 million in grant funds for affordable rental and homeownership initiatives. The 2023 HDP Round opens a month later, on March 27, with an additional $10 million set aside for grants to support down payment and closing cost assistance for first-time homebuyers.

On January 18, our Community Investment team held a webinar (a recording of which can be found here) to provide an overview of these programs and this year’s offerings, and to discuss our other Community Lending Programs. Throughout February, we will hold a series of in-person and virtual training sessions for our members and housing partners to review program criteria, discuss the application process and provide answers to any questions participants may have. More details on and registration information can be found here for the AHP and here for the HDP.

We know that housing affordability is a considerable challenge across our nation, one which will take significant contributions from both public and private interests across a number of industries and all levels of government to address. We are proud of our ability to support these efforts through our grant programs, which provides our cooperative with the opportunity to make a direct impact on housing initiatives that strengthen communities throughout our District and beyond.

But our most significant impact on the communities we serve comes from our ability to keep liquidity flowing into these communities. And so, we also take great pride in our role as a trusted liquidity source to each of our more than 300 members. Our privately sourced funding is secured by high-quality, mission-eligible collateral pledged by our members, and available to all members in good standing with our cooperative. In recent weeks, however, our role has received intense external attention, much of which featured a fundamental misunderstanding of the purpose and function of the Federal Home Loan Banks. To be clear, the original purpose of the Federal Home Loan Bank System remains the same as it is today: to provide a stable and reliable source of liquidity to the nation’s financial institutions. Over the past 90 years, the importance of this mission has shone through in every operating environment, and Congress itself has continued to recognize the vital nature of this aspect of the Home Loan banks’ purpose, even calling out the System’s “mission of providing liquidity to members” in the Federal Housing Finance Regulatory Reform Act of 2008.

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It was also Congress that, nearly 60 years after the creation of the System, established the affordable housing component of our mission, creating our Affordable Housing Program as part of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, with each FHLBank launching its AHP operations in 1990. In the three decades since, we have not only embraced the AHP, but built it into the DNA of our institution. After all, these grants are funded directly from our earnings, so every member of our team contributes to our ability to provide this support.

Our earnings, just like our purpose, flows from our ability to meet the liquidity needs of our members. Last year, presented with a volatile and often uncertain operating environment, our members found certainty within their FHLBNY relationship, increasingly accessing our reliable funding amid the turbulence of the market and growing our advances balances by more than 60 percent during the year. As advances increased, so too did our income, which means more funding available for our housing programs – to the tune of nearly $50 million in grants available in the 2023 AHP and HDP rounds. Liquidity is the driver of our purpose, the driver of our success, and the driver of our ability to make a positive impact in our communities. Simply put, liquidity is both the mission and the means.

Bolstering Community Support Through the Local Lender

This mission is reflected across the Federal Home Loan Bank System. Each Federal Home Loan Bank operates as a cooperative, with strong relationships with its members. The System’s 6,500 members know that they can rely on Federal Home Loan Bank funding as a source of liquidity, and therefore often incorporate access to our liquidity into their balance sheet management efforts in all operating environments. Our credit products enhance the financial strength of these local lenders, providing you with a reliable source of liquidity to meet the needs of your communities and support their balance sheet management in all operating environments.

Because of this, the Federal Home Loan Bank System not only reduces risk in the financial system, but helps foster a diverse and vibrant national ecosystem of local lenders – one which does not exist in any other country. This means that virtually every community across the nation has access to a local lender, creating lending opportunities not only for housing, but all of the activities that make a community feel like home, from support for small businesses and municipal initiatives to college loans and savings programs. Strong communities need strong local lenders, and our support of these local lenders is how we make our biggest and broadest impact on community development, to the benefit of all Americans.

As always, our entire team is focused on ensuring that the FHLBNY continues to serve as a stable and reliable source of liquidity for our members and communities. The liquidity we provide is vital to the strength of our region, and we are honored to serve this role.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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